EXHIBIT 10.1

                                   AGREEMENT


THIS EXTENSION AGREEMENT is made effective July 27, 2010 by, between and among Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Mark A. Smith ('MAS').

WHEREAS MAS has provided the services to the Bion Companies continually since 2003 (and for most periods since 1992) and most recently pursuant to the agreement of September 30, 2009 (collectively, 'Existing Agreement');

AND WHEREAS Bion wishes to have MAS continue to provide services to the Bion Companies) and MAS is willing to continue to provide such services upon the terms and conditions set forth in this Agreement:

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies and MAS do hereby agree as set forth below upon the terms and conditions set forth in the following paragraphs:

     1) Pursuant to the terms of the existing Agreement and this Agreement, MAS shall continue to hold the positions of Director, President and General Counsel of Bion and each of its subsidiaries through a date no later than December 31, 2011, with the proviso that Bion will seek to hire personnel to replace MAS on or before February 1, 2011 with MAS becoming a consultant to the Bion Companies following a transition period after such hiring(s).

     2)  Bion shall compensate MAS as follows:

         a) Monthly compensation of $19,000 per month commencing September 2010 shall be paid to MAS in cash;

         b)  A bonus of $20,000 cash payable on January 1, 2011;

         c) Bion hereby grants to MAS a $20,000 bonus which bonus shall be satisfied by issuing to MAS a warrant to purchase 200,000 shares of Bion's common stock which Warrant shall be valued at $20,000 and shall be exercisable at a price of $2.00 per share until January 15, 2019 ('Warrant').

         d) All terms in any other options previously granted to MAS by the Company which shorten the exercise period of such any such options upon the termination of MAS' service to the Bion Companies are hereby waived by Bion.

         e) Bion acknowledges and reaffirms its long-standing agreement that, at the request of MAS, Bion will file with the SEC and process to effectiveness, at Bion's sole cost, a registration statement covering the Warrant and all warrants previously issued to MAS (most now held by MAS' donees) (collectively 'Warrants') and the common stock underlying the exercise of the Warrants (plus any other securities which Bion elects to register), which registration statement shall be filed within 30 days after the next periodic SEC filing made by Bion after MAS' request and which registration statement shall be kept effective by Bion for a period of time not less than 12 months.

         f) MAS' full-time services to the Bion Companies shall be structured so that MAS will be available to the Bion Companies not less than 20 days per month but will not be available to the Bion Companies (in person or by phone or electronically) for one week each month; and

         g) Due to prior commitments made by MAS before the Bion Companies requested this extension, MAS will be on vacation from August 1 - August 20, 2010 (during which period MAS will make himself available to Bion by email and cell phone as needed).

     3)  Miscellaneous:

         a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by Merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

         b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

         d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

         e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         f) This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.
This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                   Bion Environmental Technologies, Inc.


                                   By: /s/ Mark A. Smith
                                      Mark A. Smith


                                   /s/ Mark A. Smith
                                   Mark A. Smith, individually